EX-10.8
                                Letter Agreement




September 28, 2000


3220 Executive Ridge Drive
Suite 100
Vista, California 92083

         Re: Teletrac, Inc.

Dear Mr. Alan B. Howe:

Reference is made to that certain employment agreement dated as of September 29, 1999 (the "Employment Agreement") between you and Teletrac, Inc. (the "Company") regarding the term of your employment with the Company. This will confirm our understanding that the Employment Agreement is hereby amended as follows:

1.       Section 2 is hereby deleted and the following is inserted in its place:

         "2. Term of Employment. Unless earlier terminated as hereinafter provided, the term of the Employee's employment under this Agreement shall initially be for a period beginning on the Effective Date hereof and ending thirty-six months after the Effective Date. Thereafter, this Agreement will continue in full force and effect from year to year unless terminated by either the Employee or the Company by written notice given to the other not later than two months before the end of the year of such termination. The period from the date hereof until the date the Employee's employment hereunder is terminated (whether thirty-six months after the Effective Date or earlier or later as provided herein) is hereinafter called the "Employment Term."

2. Except as expressly provided in this Amendment, nothing herein shall affect or be deemed to affect any provisions of the Employment Agreement, and except only to the extent that they may be varied hereby, all of the terms of the Employment Agreement shall remain unchanged and in full force and effect and are hereby ratified and confirmed.

If the foregoing correctly sets forth our understanding concerning this matter, please sign below and return to us an executed copy of this letter, whereupon this letter shall become a binding agreement between us.

Sincerely,

Teletrac, Inc.


By /s/ Steven D. Scheiwe
   ---------------------------------

Name:  Steven D. Scheiwe

Title: Chief Executive Officer





Accepted and agreed to as of the date written above.


/s/ Alan B. Howe
-------------------------------------